FOR IMMEDIATE RELEASE

   December 20, 2005

               Contact:   Rosemarie Faccone

         Susan Jordan

         732-577-9997

UNITED MOBILE HOMES, INC. ANNOUNCES CONTRACT

FOR NEW ACQUISITION

FREEHOLD, NJ, December 20, 2005…...........United Mobile Homes, Inc. (AMEX:UMH) announced that it has entered into a contract with Affordable Residential Communities Inc. (at auction) to purchase Weatherly Estates I, a 271 space manufactured home community in Lebanon, Tennessee for a total purchase price of approximately $5,200,000.

Samuel A. Landy, President, stated, “Weatherly Estates I is a well-located family community near Nashville that fits in with our existing Tennessee communities.  We look forward to completing this purchase and welcoming this community into our portfolio.

Closing is scheduled for the first quarter of 2006.  However, because of the contingent nature of contracts to purchase real property, there can be no assurance that closing will occur.

United Mobile Homes, Inc. is a publicly-owned real estate investment trust whose primary business is the ownership and operation of manufactured home communities. ~~.~~  The Company owns and operates twenty-seven manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.  UMH has been in operation since 1968, operating as a public company since 1985.

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